Exhibit 10.9

Isola Group

December 5, 2011

Re:                             Amendments to Amended and Restated Employment Agreement

Dear Ray:

The purpose of this letter is to set forth certain corrections to the Amended and Restated Employment Agreement between you and Isola USA Corp. (the “Company”), dated August 11, 2008 (the “Original Agreement”), that are intended to conform the Original Agreement to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or exemptions therefrom.  Please indicate your agreement to these corrections by signing and dating the enclosed copy of this letter and returning it to me.

Section 2(b) of the Original Agreement is replaced in its entirety by the following:

2.                                       Compensation

(b)                                 In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program established and approved by the Board (the “Program”) and, pursuant to the Program, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 90% of Base Salary (the “Target Bonus”) up to a maximum of 180% of Base Salary, based on the achievement of annual performance objectives as set forth in the Program, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus, which shall be no later than the ninetieth (90th) day following the end of the applicable fiscal year. Nonetheless, in your first year of employment, your bonus will not be less than $150,000.

Sections 5(c) of the Original Agreement is replaced in its entirety by the following:

5.                                       Termination Payments

(c)                                  Disability or Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation, (ii) his accrued but unpaid Base Salary; and (iii) any Annual Bonus earned by the Executive in respect of the Company’s fiscal year ending immediately prior to the Date of

Termination, which shall be paid in any event no later than the ninetieth (90th) day following the end of such fiscal year. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans for the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

All other provisions of the Agreement will remain unchanged and in full force and effect.

Sincerely,

ISOLA USA CORP.

By:	/s/ F. Gordon Bitter
F. Gordon Bitter
Executive Vice President and Chief Financial Officer

I agree to the foregoing amendments to my Original Agreement.

/s/ Ray Sharpe	Date:	December 19, 2011
Ray Sharpe